NEWS RELEASE

FOR IMMEDIATE RELEASE

January 14, 2009

CAPITOL FEDERAL FINANCIAL

 ANNOUNCES QUARTERLY DIVIDEND

Topeka, KS – Capitol Federal Financial (Nasdaq: CFFN) announced today that its Board of Directors declared a quarterly cash dividend of $0.50 per share on outstanding CFFN common stock.

The dividend is payable on February 20, 2009 to stockholders of record as of the close of business on February 6, 2009.

CFFN will announce its earnings for the quarter ended December 31, 2008 on February 4, 2009.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 40 branch locations in Kansas, nine of which are in-store branches.  Capitol Federal Savings Bank employs 669 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected.  These forward- looking statements represent the Company’s judgment as of the date of the release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President, Investor Relations	Executive Vice President and Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com